Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

January 21, 2010	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES INCREASE IN
EARNINGS FOR THE 2009 YEAR

Glen Head, New York, January 21, 2010 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC) earned $1.84 per share in 2009, an increase of 6 cents, or 3.4%, over the $1.78 earned in 2008.  Cash dividends per share grew by 10 cents, or 15.2%, from 66 cents per share in 2008 to 76 cents this year.

The Bank’s core business of gathering deposits and making loans was strong in 2009.  Total deposits grew by $377.2 million, or 41.9%, and gross loans grew by $169.5 million, or 25.8%.  Two thirds of the overall deposit growth came from savings and money market products, with most of the remaining growth occurring in time deposits.  New branch openings and expansion of existing branches, competitively priced deposit products, a high level of customer service and deposit rate promotions all contributed to deposit growth.  In addition, management believes that uncertainty in the equity markets and the negative publicity surrounding money center banks also played a role.

Loan growth, the primary driver of earnings growth in 2009, principally occurred in what management considers to be lower risk loan categories including multifamily commercial mortgages, owner occupied commercial mortgages, and first lien residential mortgages with ten to fifteen year terms.  By contrast, management considers construction and land development loans to be high risk and has purposely not grown these loans.  Construction and land development loans amounted to only $3.1 million, or .4% of gross loans, at year-end 2009.  Loan growth occurred in 2009 as part of management’s continued efforts to improve the Bank’s current and future earnings prospects by making loans a larger portion of the overall balance sheet.

The Bank has not originated nor does it hold any subprime or alt-A mortgages in its loan portfolio, nor has it originated any loans that management would otherwise consider to be high risk.  The credit quality of the Bank’s loan portfolio remains excellent as evidenced by, among other things, a very low level of delinquent and nonaccrual loans.  Nonaccrual loans amounted to $432,000 at year-end 2009, or .05% of gross loans.  Total loans past due 30 days or more, including nonaccrual loans, plus troubled debt restructurings amounted to $2.7 million at year-end 2009, or .32% of gross loans.  In addition, the Bank had no foreclosed real estate at year-end 2009.  The credit quality of the Bank’s securities portfolio also remains excellent.  All of the Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and 96% of these securities and underlying mortgages represent full faith and credit obligations of the U.S. government.  As full faith and credit obligations, the U.S. government guarantees the timely payment of principal and interest thereon.  Substantially all of the remaining debt securities in the Bank’s portfolio, consisting almost exclusively of municipal securities, are rated A or better.

National and local economic conditions remained unfavorable throughout 2009.  Furthermore, management believes that economic conditions will not improve considerably in 2010, and any improvement beyond 2010 will occur slowly over an extended period of time.  In addition the Bank has grown its loan portfolio at a compound annual growth rate of 19% over the last five years and its loan portfolio is primarily comprised of commercial and residential real estate loans on Long Island and in New York City.  Based on these and other factors, and despite the fact that the Bank has a very low level of identified problem loans, in closing the fourth quarter of this year management decided to increase the Bank’s allowance for loan losses relative to gross loans.  The Bank’s allowance for loan losses at year-end 2009 is $10.3 million, or 1.25% of gross loans, compared to $6.1 million, or .92% of gross loans, at year-end 2008.  Going forward, management will continue to carefully assess the adequacy of the Bank’s allowance for loan losses in light of a variety of factors including national and local economic conditions and the specific composition and characteristics of the Bank’s loan portfolio. Depending on this assessment, and absent any significant increase in identified problem loans, management may continue to increase the Bank’s allowance for loan losses relative to gross loans.

Noninterest income increased by $1.5 million, or 23.6%, in 2009 because of increases in service charge income and gains on sales of securities of $.5 million and $1.2 million, respectively.  Net interest margin declined in 2009 because the rates available for investments in loans and securities declined, and rapid deposit growth resulted in the need to temporarily invest excess cash in low yielding balances with correspondent banks until better yielding loans and securities could be originated or purchased.  Margin also declined because management shortened the average duration of the Bank’s taxable securities portfolio as a prudent measure to, among other things, protect the Bank’s net interest income in the event of an increase in interest rates.  FDIC insurance expense and pension plan expense increased by $1.6 million and $1.0 million, respectively.  The increase in FDIC insurance expense was caused by failures in the industry and their adverse impact on the deposit insurance fund (“DIF”).  The increase in pension plan expense resulted from a decline in long-term interest rates and the poor performance of the equity markets in 2008.  Further increases in FDIC insurance expense resulting from special assessments and/or an increase in the base assessment rate are possible.  Pension plan expense will decline by $675,000 in 2010 as a result of improved performance of the equity markets in 2009.

In the first quarter of 2009, the Bank opened a commercial banking office in Port Jefferson Station, Long Island.  Subsequently in 2009, a full service branch was opened in Bayville, Long Island and the Valley Stream commercial banking office was converted to a full service branch.  In January 2010, the Bank opened a full service branch in Sea Cliff, Long Island.  Continued branch expansion in targeted markets on Long Island and in Manhattan remains a key strategic initiative.

BALANCE SHEET INFORMATION

	12/31/09	12/31/08
	(in thousands)

Total Assets	$1,675,169	$1,261,609

Loans:
Commercial and industrial	48,891	53,555
Secured by real estate:
Commercial mortgages	409,681	273,097
Residential mortgages	248,888	216,654
Home equity	109,010	99,953
Construction and land development	3,050	9,175
Other	5,763	3,761
	825,283	656,195
Net deferred loan origination costs	2,383	1,939
	827,666	658,134
Allowance for loan losses	(10,346)	(6,076)
	817,320	652,058
Investment Securities:
US government agencies	5,008	33,685
State and municipals	212,388	143,458
Pass-through mortgage securities	143,304	145,572
Collateralized mortgage obligations	407,073	225,538
	767,773	548,253
Deposits:
Checking	333,853	324,138
Savings and money market	634,913	384,047
Time	308,784	192,152
	1,277,550	900,337
Borrowed Funds	273,407	251,122

Stockholders' Equity	116,462	102,532

INCOME STATEMENT INFORMATION

	Twelve Months Ended		Three Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
	(in thousands, except per share data)

Net Interest Income	$47,940	$42,943	$13,076	$11,766
Provision For Loan Losses	4,285	1,945	3,649	1,058
Net Interest Income After Loan
Loss Provision	43,655	40,998	9,427	10,708

Noninterest Income	7,766	6,281	1,790	1,569
Noninterest Expense	34,840	29,689	9,105	7,853
Income Before Income Taxes	16,581	17,590	2,112	4,424
Income Tax Expense	3,118	4,628	(110)	1,194
Net Income	$13,463	$12,962	$2,222	$3,230

Earnings Per Share:
Basic	$1.87	$1.79	$.31	$.45
Diluted	$1.84	$1.78	$.30	$.44

Cash Dividends Declared Per Share	$.76	$.66	$.20	$.18

Net Interest Margin	3.87%	4.12%	3.71%	4.20%

ASSET QUALITY INFORMATION

	12/31/09	12/31/08
	(dollars in thousands)

Loans past due 30 through 89 days and still accruing	$2,057	$1,266
Loans past due 90 days or more and still accruing	-	42
Nonaccrual loans	432	112
Troubled debt restructurings	200	-
Foreclosed real estate	-	-
	$2,689	$1,420

Allowance for loan losses	$10,346	$6,076
Allowance for loan losses as a percentage of total loans	1.25%	0.92%
Allowance for loan losses as a multiple of nonaccrual loans	23.9	54.3

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may”, “expect”, “could”, “should”, “would” or “believe.”  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s 2009 Form 10-K.  The Form 10-K will be available on or before March 16, 2010 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com.